Exhibit 99.3

February 17, 2023

Jayud Global Logistics Limited

c/o 4th Floor, Building 4, Shatoujiao Free Trade Zone

Shenyan Road, Yantian District

Shenzhen, China

Ladies and Gentlemen:

Frost & Sullivan (Beijing), Inc. hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Jayud Global Logistics Limited (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

Frost & Sullivan (Beijing), Inc. further consents to inclusion of information, data and statements from the report entitled “Independent Market Research on Global End-To-End Cross-Border Supply Chain Solution Industry” (the “Report”) in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

Frost & Sullivan (Beijing), Inc. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours sincerely,

/s/ Frost & Sullivan (Beijing), Inc.
Frost & Sullivan (Beijing), Inc.